Exhibit 10.15

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald President and Chief Executive Officer	$675,000

C. S. Warren Huang President of Afton Chemical Corporation	$374,500
David A. Fiorenza Vice President, Treasurer and Principal Financial Officer	$289,100

Steven M. Edmonds Vice President and General Counsel	$283,100

Bruce R. Hazelgrove, III Vice President, Corporate Resources	$275,600